Exhibit 10.1

HYATT HOTELS CORPORATION

Special 2023-2025 Performance Share Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award to you:

AWARD:

Target Number of PSUs:	—

Maximum Number of PSUs:	100% of Target Number of PSUs

PSU Grant Identifier:	December 8, 2022 (the “Grant Date”)

PERFORMANCE CONDITIONS:

Performance Period:	The “Performance Period” shall be the period commencing on January 1, 2023 and continuing through the first to occur of December 31, 2025 or, if earlier, upon the occurrence of a Change in Control that causes the Performance Period to end, as determined in accordance with the provisions contained under the heading “Change in Control” below.

Vesting of Award and Payment Date:	The PSUs are earned (or not) based on achievement of the Performance Goals set forth in this Agreement and subject to the Participant’s continuous Service with the Company through the last day of the Performance Period (except as otherwise set forth in this Agreement). Except as otherwise provided in connection with a Change in Control, to the extent that the PSUs are earned and vest, shares of Common Stock underlying the earned PSUs shall be delivered to the Participant within thirty (30) days following the Determination Date (as defined below) (but in no event later than March 15th of the year following that in which the Performance Period ends).

The Performance Share Unit Award that is described and made pursuant to this Special Performance Share Unit Award Agreement (this “Award”) is issued under the Fourth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan, all conditions established by the Company in connection with awards issued under the Plan and all determinations of the Committee hereunder. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.

The following terms and conditions apply to the Performance Share Units granted pursuant to this Award.

Company; Defined Terms:	Except as the context may otherwise require, references to the “Company” shall be deemed to include Hyatt Hotels Corporation and its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Definitions:	As used herein, the following terms shall have the following meanings:

“AMR Properties” means: all properties included in the Alua, Breathless, Secrets, Dreams, NOW, Vivid, Zoetry, and Sunscape brands, and other independent properties managed by Apple Leisure Group.

“Comparable System-Wide Hotels” represents all properties the Company manages or franchises, including owned and leased properties, in each case, (i) that are operated for the entirety of the each period being compared, and (ii) that have not sustained substantial damage, business interruption, or undergone large scale renovations during any such period being compared, and (iii) for which comparable results are not otherwise unavailable, as determined by the Administrator. For clarity, (A) if the consummation of a Change in Control constitutes the last day of the Performance Period, then for purposes of determining any Direct Distribution Channel and/or Loyalty Room Night Penetration results, the Administrator may make performance determinations using year-to-date results (compared against prior-period year-to-date results), by extrapolating year-to-date results as of the Change in Control through year-end, or as the Administrator may otherwise determine to be appropriate, and (B) the Administrator may, in its sole discretion, use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service hotels, including the Company’s wellness resorts, select service hotels, or all-inclusive resorts, for those properties that the Company manages or franchises within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties the Company manages or franchises within the ASPAC management and franchising segment, or comparable system-wide EAME full service or select service hotels for those properties the Company manages or franchises within the EAME management and franchising segment. For the purposes of this Agreement, AMR Properties are excluded.

“Direct Distribution Channel” means rooms revenue actualized through the Company’s internal channels as a percentage of the Company’s total actualized rooms revenue. The Company’s internal channels are comprised of bookings through Hyatt.com, Hotel Direct, the Company’s Global Contact Center, and Group Electronic Rooming Lists (or any successors to these channels, as determined by the Administrator). Growth year over year in the Direct Distribution Channel is to be measured using “Comparable System-Wide Hotels”.

“Loyalty Room Night Penetration” means room nights stayed by active World of Hyatt members as a percentage of total rooms nights stayed. Growth year-over-year in Loyalty Room Night Penetration growth is to be measured using “Comparable System-Wide Hotels”.

“Performance Goal” means each of the Direct Distribution Channel Growth Goal and the Loyalty Room Night Penetration Growth Goal (each as defined below).

“Threshold Hyatt Compensation EBITDA Goal” is the minimum performance level that will result in a payout under the Hyatt Hotels Corporation Executive Incentive Plan and the Hyatt Hotels Corporation Corporate Annual Incentive Plan with respect to any calendar year ending during the Performance Period (including for clarity, calendar year 2025 if the Performance Period is not shortened by the occurrence of a Change in Control), as determined by the Administrator in its sole discretion.

Determination of Number of Earned Performance Share Units:

The number of PSUs earned, if any, for the Performance Period shall be determined as follows:

50% of the Target Number of PSUs will be earned if the Direct Distribution Channel Growth Goal is achieved and the Threshold Hyatt Compensation EBITDA Goal is attained for each calendar year that ends during the Performance period (including for clarity, calendar year 2025 if the Performance Period is not shortened by the occurrence of a Change in Control); and

50% of the Target Number of PSUs will be earned if the Loyalty Room Night Penetration Growth Goal is achieved and the Threshold Hyatt Compensation EBITDA Goal is attained for each calendar year that ends during the Performance period (including for clarity, calendar year 2025 if the Performance Period is not shortened by the occurrence of a Change in Control).

The “Direct Distribution Channel Growth Goal” will be achieved for purposes of this Award if there is an increase in distribution under the Direct Distribution Channel in each sequential calendar year during the Performance Period such that distribution under the Direct Distribution Channel for the calendar year ending on December 31, 2025 is also overall greater than distribution under the Direct Distribution Channel for the calendar year ending on December 31, 2022. For clarity, if there is not an increase in distribution under the Direct Distribution Channel over the prior calendar year for any year ending during the Performance Period (measuring as of the date of consummation of the Change in Control for the final year of the Performance Period if the Performance Period ends on a Change in Control), then the Direct Distribution Channel Growth Goal will not be attained for purposes of this Award.

The “Loyalty Room Night Penetration Growth Goal” will be achieved for purposes of this Award if there is an increase in Loyalty Room Night Penetration in each sequential calendar year during the Performance Period such that Loyalty Room Night Penetration for the calendar year ending on December 31, 2025 is also overall greater than Loyalty Room Night penetration for the calendar year ending on December 31, 2022. For clarity, if there is not an increase in Loyalty Room Night Penetration over the prior calendar year for any year ending during the Performance Period (measuring as of the date of consummation of the Change in Control for the final year of the Performance Period if the Performance Period ends on a Change in Control), then the Loyalty Room Night Penetration Growth Goal will not be attained for purposes of this Award.

The Committee shall determine the number (if any) of PSUs that has been earned hereunder following the end of the Performance Period (such date of determination, the “Determination Date”). If the Threshold Hyatt Compensation EBITDA Goal is attained for each calendar year ending during the Performance Period (including for clarity, calendar year 2025 if the Performance Period is not shortened by the occurrence of a Change in Control), then, for each Performance Goal that is attained, as determined by the Administrator, fifty percent (50%) of the PSUs granted hereunder shall become earned and vested (up to a maximum vesting of one hundred percent (100%) of the PSUs granted hereunder). For clarity,(i) if the Administrator determines on the Determination Date that a Performance Goal has not been attained, then all PSUs eligible to vest in respect of such Performance Goal shall be forfeited and canceled without payment on the Determination Date, and (ii) in no event shall any PSUs vest or be earned hereunder if the Threshold Hyatt Compensation EBITDA Goal is not attained for any calendar year ending during the Performance Period (including for clarity, calendar year 2025 if the Performance Period is not shortened by the occurrence of a Change in Control), and all PSUs granted hereunder shall lapse and be forfeited upon the Administrator’s determination that the Threshold Hyatt Compensation EBITDA Goal has not been attained for any such calendar year. Subject to Participant’s continuous Service through the last day of the Performance Period (except as otherwise provided herein), as of the Determination Date, Participant shall earn a number of PSUs based on the Committee’s determination of performance with respect to the Performance Goals and the achievement of the Threshold Hyatt Compensation EBITDA Goal. In no event shall Participant earn a number of PSUs in excess of the Maximum Number of PSUs indicated above. All PSUs that are not earned as of the Determination Date shall be forfeited.

Adjustments:

In addition, without limiting the foregoing, the Committee shall have the sole authority and discretion to adjust the achievement of the Performance Goals (including any individual component of the Performance Goals) by the Company to reflect any items that it deems appropriate, including (but not limited to), items relating to any unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Settlement and Payment of PSUs:	Except as otherwise provided upon a Change in Control or the Participant’s death or Disability as set forth below, each PSU that is earned in accordance with the foregoing shall be settled by delivery of one share of Common Stock delivered to the Participant within thirty (30) days following the Determination Date (and in no event later than March 15, of the year immediately following the year in which the Performance Period ends) (the “Payment Date”), subject to tax withholding, as provided below.

Termination of Service:	Subject to the exceptions below, PSUs will only be eligible to vest and become earned and payable if the Participant remains in continuous Service with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unearned PSUs will be forfeited and cancelled for no consideration upon the Participant’s Termination of Service (to the extent then outstanding). Notwithstanding the foregoing, PSUs will not be forfeited or cancelled in the following circumstances:

•  Retirement, Death or Disability. Notwithstanding any terms and conditions of the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”) to the contrary, in the event of the Participant’s Retirement (as defined in the Retirement Policy), death or Disability (as defined below) prior to the end of the Performance Period, the Participant shall be eligible to earn PSUs on a pro rata basis determined by multiplying the number of PSUs that would have been earned hereunder based on actual performance through the end of the Performance Period by a fraction, the numerator of which equals the number of full months of Service prior to such termination and the denominator of which equals thirty-six (36), and shares of Common Stock underlying the earned PSUs shall be delivered to the Participant (or the Participant’s estate) as set forth above under “Vesting of Award and Payment Date”. As described below, PSUs are subject to cancellation and forfeiture for no consideration in the event the Participant engages in certain “detrimental conduct” (as defined below). For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, and/or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

Change in Control:	In the event of a Change in Control occurring prior to December 31, 2025 and while PSUs remain outstanding hereunder, if (i) the Administrator determines in its sole discretion that the acquirer or successor entity will not continue Hyatt’s loyalty program and e-commerce site through the end of calendar year 2025 in a manner substantially consistent with the existing program/site and/or that measurement of the Performance Goals on their existing terms following the Change in Control will be impracticable and/or will cease to provide appropriate incentives following the Change in Control, and/or (ii) the acquirer or successor entity declines to assume or to provide a replacement or substitute award for any unvested portion of this Award as contemplated by Section 12.2(e) of the Plan in connection with such Change in Control, in any such case(s), then, subject to the Participant’s continuous Service until the date of such Change in Control (or earlier termination due to death, Disability or Retirement, in which case the above provisions shall control), the date of the Change in Control shall be the last day of the Performance Period, and the number of PSUs earned hereunder will be determined as of immediately prior to the Change in Control, and, if the Threshold Hyatt Compensation EBITDA Goal has been attained for each calendar year ending during the Performance Period and prior to such Change in Control (if any), will equal the total number of PSUs earned based on actual performance through the end of the calendar month immediately preceding the Change in Control, provided, that if such Change in Control occurs within the first calendar year of the Performance Period, the number of earned PSUs shall be determined by comparing actual performance through the end of the calendar month immediately preceding the Change in Control to the corresponding month-end in the prior year. If the Change in Control occurs within the second calendar year of the Performance Period, the number of earned PSUs shall be determined by comparing actual performance through the end of the calendar month immediately preceding the Change in Control to the corresponding month-end in each of the prior two years. If the Change in Control occurs within the third calendar year of the Performance Period, the number of earned PSUs shall be determined by comparing actual performance through the end of the calendar month immediately preceding the Change in Control to the corresponding month-end in each of the prior three years. Settlement of PSUs will be accomplished through the issuance of shares of Common Stock or cash, as the Committee may determine, and any earned PSUs (and the Dividend Equivalents thereon) shall be settled upon or within fifteen (15) days after the Change in Control (which shall be deemed to be the Payment Date). Any PSUs not earned upon a Change in Control shall be forfeited and cancelled for no consideration.

Rights of Ownership	The Participant shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award or any shares of Common Stock underlying this Award unless and until shares of Common Stock are delivered in respect hereof.

Dividend Equivalent Rights:	Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the PSU to which such Dividend Equivalent right corresponds (in any case, the “PSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the Grant Date and on or prior to the PSU Termination Date, payable upon the Payment Date in respect of the PSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the PSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or, if later, on the Payment Date (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a PSU is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned PSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same PSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:	Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, as amended, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:	PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Committee will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:	By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:	Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Restrictive Covenants:	As a condition of this Award, to the extent Participant has not done so already, Participant agrees to execute and deliver the (i) Non-Competition Agreement, the (ii) Non-Solicitation & Non-Disparagement Agreement (iii) Confidentiality Agreement, and (iv) Invention Assignment Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of those agreements.

Effect of Detrimental Conduct:	In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested PSUs (and all shares of Common Stock underlying such PSUs) and all such awards shall be null and void as of the date such detrimental conduct first occurs and the Participant shall not receive any consideration therefor.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Committee, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination by the Committee that detrimental conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:	This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Committee determines that the PSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for the PSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.

Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest. For the avoidance of doubt, to the extent that any PSUs are “nonqualified deferred compensation” within the meaning of Section 409A, the settlement of PSUs hereunder upon a Change in Control shall only occur to the extent that such Change in Control is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v).

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) AND BY ACHIEVEMENT OF THE PERFORMANCE GOALS (AS DETERMINED AND CERTIFIED BY THE COMMITTEE) AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS

UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.